EXHIBIT 99.1

First Mid Bancshares, Inc. Announces First Quarter 2026 Results

MATTOON, Ill., April 29, 2026 (GLOBE NEWSWIRE) -- First Mid Bancshares, Inc. (NASDAQ: FMBH) (the “Company”) today announced its financial results for the quarter ended March 31, 2026.

Highlights

  Net income of $26.3 million, or $1.06 diluted EPS
  Adjusted quarterly net income* of $28.4 million, or $1.14 diluted EPS
  Closed on the acquisition of Two Rivers Financial Group, Inc. (“Two Rivers”) and its wholly owned subsidiary Two Rivers Bank & Trust (“Two Rivers Bank”), adding $871.4 million in loans, net of the interest rate fair value marks and $1.04 billion in deposits, net of the time deposit marks, at closing
  Total loans of $6.94 billion, quarterly increase of $932.9 million
  Total deposits of $7.55 billion, quarterly increase of $1.15 billion
  Tangible book value per common share* increased 2.1% during the quarter to $30.04
  Net interest margin, tax equivalent* expanded to 3.78%, quarterly increase of 5 basis points
  Repurchased 12,686 shares and the Board of Directors declared regular quarterly dividend of $0.25 per share

“We are pleased to start the year with such strong financial results, highlighted by record quarterly earnings per share and net income. We continue to build on the momentum of 2025 and are excited to welcome the new customers and talented employees following our acquisition of Two Rivers. The integration efforts for the merger of the banks are progressing as expected, and we remain confident that the strategic combination will enhance shareholder value as we continue to diversify our footprint into Iowa,” said Joseph Dively, Chairman and CEO.

“The quarter reflected solid organic growth in both loans and deposits in what has historically been a seasonally soft period. The team remains diligent when pricing both sides of the balance sheet and, with the continued benefit from the repricing of our loan and investment portfolios, delivered an increase to net interest margin despite the anticipated dilution from Two Rivers. In addition, we were able to take advantage of our strong capital position and market volatility during the quarter by repurchasing $0.5 million of shares. We remain committed to deploying capital where it generates the highest long-term return for our shareholders,” said Matthew Smith, President.

Two Rivers Update
The Company closed on its acquisition of Two Rivers on February 28th, 2026 and has filed its application to merge Two Rivers Bank with and into First Mid Bank & Trust. Pending regulatory approval, the merger is scheduled for completion late in the second quarter.

With the closing of the acquisition, the Company added approximately $1.04 billion in deposits, net of time deposit marks and $871.4 million in loans, net of the interest rate fair value marks. The purchase accounting fair value marks included a total discount to loans of $35.6 million, of which $10.8 million was recognized for the “Day One” allowance for credit losses. The valuation marks included a discount to long-term debt of $0.8 million and time deposits of $0.1 million. The core deposit intangible fair value mark was $21.2 million. A customer list intangible was recognized in relation to Two Rivers Bank’s trust business totaling approximately $5.0 million.

Immediately following the acquisition, the Company sold all of Two Rivers Bank’s investment portfolio for proceeds totaling $168.2 million. A total of $105.0 million of these funds were reinvested during March at higher rates, with the remaining balance retained in cash.

Net Interest Income
Net interest income for the first quarter of 2026 was $70.8 million, an increase of $4.3 million compared to the fourth quarter of 2025. The increase was driven by loan growth and repricing benefits combined with disciplined management of funding costs. Two Rivers contributed $3.1 million of net interest income for March. Accretion income for the first quarter was $3.4 million, an increase of $0.8 million compared to the prior quarter, primarily due to higher accelerated accretion from acquired loans including the addition of Two Rivers.

In comparison to the first quarter of 2025, net interest income increased $11.4 million, or 19.1%. Interest income was higher by $13.1 million, inclusive of an increase in accretion income of $0.5 million. Interest expense was higher by $1.7 million compared to the first quarter of last year primarily from higher overall deposit balances and an increase in expenses on other borrowings including those acquired from Two Rivers.

Net Interest Margin
Net interest margin, tax equivalent*, was 3.78% for the first quarter of 2026 representing an increase of 5 basis points over the prior quarter. The yield on earning assets improved by 1 basis point during the first quarter while the average cost of funds saw a decline of 4 basis points.

Loan Portfolio
Total loans ended the quarter at $6.94 billion, representing an increase of $932.9 million. Excluding the Two Rivers acquired loans, loan balances increased $65.3 million, or 1.1% for the quarter. The increase for the quarter excluding Two Rivers was primarily in commercial real estate and agricultural operating loans. The remainder of the loan segment increases were primarily driven by the addition of the Two Rivers portfolio.

Asset Quality
Asset quality was solid for the quarter as the allowance for credit losses (“ACL”) ended the period at $86.8 million and the ACL to total loans ratio was 1.25%, which was in line with the fourth quarter of 2025. Two Rivers was assigned a “Day One” ACL of $10.8 million. In addition to the overall ACL, an unearned discount of $44.9 million remains at quarter end. Provision expense was recorded in the amount of $2.6 million during the quarter with growth in the loan portfolio and net charge-offs of $1.5 million.

The Company continued to see credit risk rating normalization during the quarter from historical lows, primarily in the agricultural segment. While cashflows in this segment continue to be pressured, our borrowers’ balance sheets overall remain strong with equity from real estate and equipment. Given the balance sheet strength and the active management of the portfolio, the Company does not currently expect significant losses from the agricultural credit downgrades. At the end of the first quarter, non-performing loans totaled $44.1 million, an increase of $12.1 million during the quarter. The Two Rivers portfolio accounted for $11.0 million of this increase. The ratio of non-performing loans to total loans was 0.63%, which was an increase from the prior quarter primarily from the addition of Two Rivers. The ACL to non-performing loans ratio was 197%, a decrease from the prior quarter primarily from the additional non-performing loans added from Two Rivers. The ratio of non-performing assets to total assets increased from 0.44% in the prior quarter to 0.53%. Special mention loans increased by $59.1 million to $179.6 million. The addition of Two Rivers added $13.2 million of special mention loans. The additional increase of $45.9 million was primarily driven by agricultural credit downgrades. Substandard loans increased $29.2 million to $109.1 million. The addition of Two Rivers added $16.6 million of substandard loans. The additional increase of $12.6 million was primarily from five different relationships, three of which are agricultural credits totaling $9.4 million.

Deposits
Total deposits ended the quarter at $7.55 billion, which represented an increase of $1.15 billion from the prior quarter. Excluding the Two Rivers acquired deposits, deposits grew $100.4 million during the quarter with interest bearing demand deposits driving the increase with a seasonal inflow at quarter-end. The average cost of funds for the quarter ended at 1.67%, a decrease of 4 basis points from the end of the previous quarter.

Non-Interest Income
Non-interest income for the first quarter of 2026 was $26.4 million compared to $21.7 million in the prior quarter and $24.9 million in the first quarter of 2025. Two Rivers contributed $0.9 million in non-interest income for the month of March. The Company recorded a write-down of other investments during the quarter totaling $0.5 million.

Wealth management revenues for the quarter were $6.4 million, which was a decrease of $0.2 million from the prior quarter and an increase of $0.6 million from the first quarter of 2025. Two Rivers wealth management contributed $0.4 million of wealth management revenues for the month of March (included in the $0.9 million referenced above). Overall Ag Services revenue was $2.5 million in the period compared to $2.9 million in the prior quarter and $2.6 million in the first quarter of 2025. Insurance commissions for the quarter were a record high of $10.8 million, which was an increase of $3.4 million compared to the fourth quarter of 2025 and $0.9 million compared to the first quarter of 2025. The first quarter includes contingent revenues on the insurance book of business and the year-over-year increase was driven by continued organic growth and performance of acquired books of business.

Non-Interest Expenses
Non-interest expense for the first quarter of 2026 totaled $60.7 million compared to $55.9 million in the fourth quarter of 2025 and $54.5 million in the first quarter of 2025. During the quarter, acquisition-related expenses related to Two Rivers totaled $2.1 million. Two Rivers added $2.8 million in total non-interest expenses post-acquisition. Amortization of intangible assets increased $0.3 million from the fourth quarter of 2025 primarily from the addition of the Two Rivers intangible assets.

The Company’s efficiency ratio*, as adjusted in the non-GAAP reconciliation table herein, for the first quarter of 2026 was 55.86% compared to 57.55% in the prior quarter and 58.88% for the same period last year.

Capital Levels and Dividend
The Company’s capital levels remained strong and above the “well capitalized” levels. Capital levels ended the period as follows:

Total capital to risk-weighted assets	15.48%
Tier 1 capital to risk-weighted assets	13.57%
Common equity tier 1 capital to risk-weighted assets	13.10%
Leverage ratio	10.62%

Tangible book value per common share* increased $0.62, or 2.1% during the first quarter of 2026. The increase was driven by earnings. An increase of $7.4 million related to the unrealized loss position in the Company’s investment portfolio provided headwinds to this increase in tangible book value per common share.

The Company’s Board of Directors approved its regular quarterly dividend of $0.25 payable on June 1st, 2026 to the shareholders of record as of May 15th, 2026.

About First Mid: First Mid Bancshares, Inc. (“First Mid”) is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group, Inc., First Mid Wealth Management Co., and Two Rivers Bank & Trust. First Mid is a $9.3 billion community-focused organization that provides a full-suite of financial services including banking, wealth management, brokerage, Ag services, and insurance through a sizeable network of locations throughout Illinois, Missouri, Texas, Wisconsin, and Iowa and a loan production office in the greater Indianapolis area. Together, our First Mid team takes great pride in providing solutions and services to the customers and communities and has done so over the last 160 years. More information about the Company is available on our website at www.firstmid.com.

*Non-GAAP Measures: In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures. The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance. Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported. These non-GAAP financial measures are detailed as supplemental tables and include “Adjusted Quarterly Net Income,” “Adjusted Diluted EPS,” “Efficiency Ratio,” “Net Interest Margin, tax equivalent,” “Tangible Book Value per Common Share,” “Adjusted Tangible Book Value per Common Share,” “Adjusted Return on Assets,” and “Adjusted Return on Average Common Equity”. Refer to non-GAAP reconciliation tables herein for reconciliation to comparable GAAP measures. While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP. These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements
This document may contain certain forward-looking statements about First Mid, such as discussions of First Mid’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. First Mid intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, the possibility that any of the anticipated benefits of the proposed transactions between First Mid and Two Rivers will not be realized within the expected time period; the risk that integration of the operations of Two Rivers with First Mid will be materially delayed or will be more costly or difficult than expected; the effect of the announcement of the proposed transactions on customer relationships and operating results; the possibility that the proposed transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events; changes in interest rates; general economic conditions and those in the market areas of First Mid; legislative and/or regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid; accounting principles, policies and guidelines; or any of the other foregoing risks. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, First Mid does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Investor Contact:
Austin Frank
SVP, Director of Investor Relations
217-258-5522
afrank@firstmid.com

Jordan Read
Chief Financial and Risk Officer
217-258-3528
jread@firstmid.com

– Tables Follow –

FIRST MID BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

		As of
	March 31,	December 31,	March 31,
	2026	2025	2025

Assets
Cash and cash equivalents	$477,032	$254,920	$201,470
Investment securities	1,186,119	1,085,499	1,049,003
Loans (including loans held for sale)	6,944,276	6,011,374	5,698,858
Less allowance for credit losses	(86,814)	(74,875)	(70,051)
Net loans	6,857,462	5,936,499	5,628,807
Premises and equipment, net	101,935	90,782	97,446
Goodwill and intangibles, net	277,347	253,016	258,671
Bank Owned Life Insurance	186,042	174,915	171,127
Other assets	202,680	171,027	166,164
Total assets	$9,288,617	$7,966,658	$7,572,688

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$1,489,747	$1,392,534	$1,394,590
Interest bearing	6,057,892	5,002,739	4,735,790
Total deposits	7,547,639	6,395,273	6,130,380
Repurchase agreements with customers	208,811	196,716	219,772
Other borrowings	295,106	270,000	195,000
Junior subordinated debentures	34,022	24,454	24,335
Subordinated debt	60,072	60,008	79,535
Other liabilities	66,341	61,515	52,717
Total liabilities	8,211,991	7,007,966	6,701,739

Total stockholders' equity	1,076,626	958,692	870,949
Total liabilities and stockholders' equity	$9,288,617	$7,966,658	$7,572,688

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data and share amounts, unaudited)

	Three Months Ended
	March 31,
	2026	2025
Interest income:
Interest and fees on loans	$90,986	$79,918
Interest on investment securities	7,885	6,777
Interest on federal funds sold & other deposits	1,749	864
Total interest income	100,620	87,559
Interest expense:
Interest on deposits	24,774	23,722
Interest on securities sold under agreements to repurchase	1,025	1,180
Interest on other borrowings	2,398	1,831
Interest on jr. subordinated debentures	468	468
Interest on subordinated debt	1,170	949
Total interest expense	29,835	28,150
Net interest income	70,785	59,409
Provision for credit losses	2,598	1,652
Net interest income after provision for credit losses	68,187	57,757
Non-interest income:
Wealth management revenues	6,375	5,800
Insurance commissions	10,807	9,925
Service charges	3,080	2,901
Net securities gains/(losses)	20	(181)
Mortgage banking revenues	721	711
ATM/debit card revenue	4,135	3,646
Other	1,303	2,062
Total non-interest income	26,441	24,864
Non-interest expense:
Salaries and employee benefits	35,016	31,748
Net occupancy and equipment expense	9,826	8,479
Net other real estate owned expense	212	101
FDIC insurance	940	849
Amortization of intangible assets	3,301	3,231
Stationery and supplies	302	431
Legal and professional expense	2,700	3,076
ATM/debit card expense	1,807	1,831
Marketing and donations	824	852
Other	5,797	3,874
Total non-interest expense	60,725	54,472
Income before income taxes	33,903	28,149
Income taxes	7,576	5,978
Net income	$26,327	$22,171

Per Share Information
Basic earnings per common share	$1.06	$0.93
Diluted earnings per common share	1.06	0.93

Weighted average shares outstanding	24,777,247	23,858,817
Diluted weighted average shares outstanding	24,893,802	23,959,228

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data and share amounts, unaudited)

	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
Interest income:
Interest and fees on loans	$90,986	$86,972	$87,020	$84,784	$79,918
Interest on investment securities	7,885	7,552	7,659	6,895	6,777
Interest on federal funds sold & other deposits	1,749	1,371	1,456	1,722	864
Total interest income	100,620	95,895	96,135	93,401	87,559
Interest expense:
Interest on deposits	24,774	24,462	25,179	24,964	23,722
Interest on securities sold under agreements to repurchase	1,025	987	1,105	1,218	1,180
Interest on other borrowings	2,398	2,341	2,186	2,043	1,831
Interest on jr. subordinated debentures	468	433	452	464	468
Interest on subordinated debt	1,170	1,142	850	849	949
Total interest expense	29,835	29,365	29,772	29,538	28,150
Net interest income	70,785	66,530	66,363	63,863	59,409
Provision for credit losses	2,598	2,349	3,353	2,567	1,652
Net interest income after provision for credit losses	68,187	64,181	63,010	61,296	57,757
Non-interest income:
Wealth management revenues	6,375	6,591	5,145	5,394	5,800
Insurance commissions	10,807	7,441	7,089	7,840	9,925
Service charges	3,080	3,161	3,240	2,995	2,901
Net securities gains/(losses)	20	(398)	(1,930)	0	(181)
Mortgage banking revenues	721	624	1,255	1,070	711
ATM/debit card revenue	4,135	3,947	4,182	4,636	3,646
Other	1,303	319	3,928	1,658	2,062
Total non-interest income	26,441	21,685	22,909	23,593	24,864
Non-interest expense:
Salaries and employee benefits	35,016	35,674	33,570	33,623	31,748
Net occupancy and equipment expense	9,826	11,035	9,196	7,869	8,479
Net other real estate owned expense	212	146	217	75	101
FDIC insurance	940	880	874	873	849
Amortization of intangible assets	3,301	2,963	3,128	3,121	3,231
Stationery and supplies	302	561	411	367	431
Legal and professional expense	2,700	2,459	2,454	2,757	3,076
ATM/debit card expense	1,807	1,918	2,052	1,144	1,831
Marketing and donations	824	760	959	777	852
Other	5,797	(529)	4,285	4,156	3,874
Total non-interest expense	60,725	55,867	57,146	54,762	54,472
Income before income taxes	33,903	29,999	28,773	30,127	28,149
Income taxes	7,576	6,321	6,311	6,689	5,978
Net income	$26,327	$23,678	$22,462	$23,438	$22,171

Per Share Information
Basic earnings per common share	$1.06	$0.99	$0.94	$0.98	$0.93
Diluted earnings per common share	1.06	0.99	0.94	0.98	0.93

Weighted average shares outstanding	24,777,247	23,891,160	23,876,020	23,867,592	23,858,817
Diluted weighted average shares outstanding	24,893,802	24,000,061	23,997,198	23,988,974	23,959,228

FIRST MID BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)

	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2025	2025	2025	2025

Loan Portfolio
Construction and land development	$316,723	$360,687	$336,795	$298,812	$269,148
Farm real estate loans	400,783	373,408	367,473	381,517	373,413
1-4 Family residential properties	734,053	489,854	495,537	495,787	488,139
Multifamily residential properties	456,185	339,482	330,549	360,604	356,858
Commercial real estate	2,948,024	2,564,670	2,432,180	2,393,640	2,397,985
Loans secured by real estate	4,855,768	4,128,101	3,962,534	3,930,360	3,885,543
Agricultural operating loans	370,931	308,275	311,594	306,374	296,811
Commercial and industrial loans	1,499,079	1,381,598	1,349,863	1,324,653	1,303,712
Consumer loans	39,597	31,918	36,317	41,604	47,220
All other loans	178,901	161,482	163,730	164,008	165,572
Total loans	6,944,276	6,011,374	5,824,038	5,766,999	5,698,858

Deposit Portfolio
Non-interest bearing demand deposits	$1,489,747	$1,392,534	$1,450,244	$1,321,446	$1,394,590
Interest bearing demand deposits	2,394,069	2,095,370	1,901,516	1,947,744	1,814,427
Savings deposits	781,451	639,412	617,311	632,925	643,289
Money Market	1,307,240	1,138,464	1,184,964	1,206,140	1,215,420
Time deposits	1,575,132	1,129,493	1,135,508	1,081,944	1,062,654
Total deposits	7,547,639	6,395,273	6,289,543	6,190,199	6,130,380

Asset Quality
Non-performing loans	$44,074	$31,948	$22,199	$21,895	$26,598
Non-performing assets	49,621	34,807	23,670	23,572	28,703
Net charge-offs (recoveries)	1,500	399	1,588	1,458	1,783
Allowance for credit losses to non-performing loans	196.98%	234.37%	328.51%	325.00%	263.36%
Allowance for credit losses to total loans outstanding	1.25%	1.25%	1.25%	1.23%	1.23%
Nonperforming loans to total loans	0.63%	0.53%	0.38%	0.38%	0.47%
Nonperforming assets to total assets	0.53%	0.44%	0.30%	0.31%	0.38%
Special Mention loans	179,648	120,510	61,195	81,815	74,019
Substandard and Doubtful loans	109,127	79,956	75,309	39,031	33,884

Common Share Data
Common shares outstanding	26,609,307	23,986,299	23,996,833	23,988,845	23,981,916
Book value per common share	$40.46	$39.97	$38.85	$37.27	$36.32
Tangible book value per common share (1)	30.04	29.42	28.21	26.62	25.53
Tangible book value per common share excluding other comprehensive income at period end (1)	34.12	33.64	32.79	32.07	31.21
Market price of stock	41.19	39.00	37.88	37.49	34.90

Key Performance Ratios and Metrics
End of period earning assets	$8,574,933	$7,325,978	$7,101,811	$6,924,934	$6,844,096
Average earning assets	7,670,723	7,168,176	7,014,675	6,975,783	6,769,858
Average rate on average earning assets (tax equivalent)	5.36%	5.35%	5.48%	5.41%	5.29%
Average rate on cost of funds	1.67%	1.71%	1.75%	1.75%	1.74%
Net interest margin (tax equivalent) (1)(2)	3.78%	3.73%	3.80%	3.72%	3.60%
Return on average assets	1.26%	1.21%	1.17%	1.20%	1.19%
Adjusted return on average assets (1)	1.37%	1.30%	1.21%	1.23%	1.23%
Return on average common equity	10.45%	10.01%	9.95%	10.52%	10.35%
Adjusted return on average common equity (1)	11.29%	10.71%	10.34%	10.80%	10.78%
Efficiency ratio (tax equivalent) (1)	55.86%	57.55%	58.75%	58.09%	58.88%
Full-time equivalent employees	1,335	1,170	1,178	1,190	1,194

[1] Non-GAAP financial measure. Refer to reconciliation to the comparable GAAP measure.
[2] During the first quarter 2025, the Company changed the methodology utilized for the calculation of net interest margin to be more consistent with what is typically used by peer banks and research analysts. The calculation now is the annualized net interest income on a tax equivalent basis divided by average interest earning assets.

FIRST MID BANCSHARES, INC.
Net Interest Margin
(Dollars in thousands, unaudited)

	For the Quarter Ended March 31, 2026
	QTD Average		Average
	Balance	Interest	Rate
INTEREST EARNING ASSETS
Interest bearing deposits	$235,370	$1,726	2.97%
Federal funds sold	376	2	2.16%
Certificates of deposits investments	1,883	21	4.52%
Investment Securities	1,147,980	8,383	2.92%
Loans (net of unearned income)	6,285,114	91,284	5.89%

Total interest earning assets	7,670,723	101,416	5.36%

NONEARNING ASSETS
Other nonearning assets	737,565
Allowance for loan losses	(79,202)

Total assets	$8,329,086

INTEREST BEARING LIABILITIES
Demand deposits	$3,388,750	$14,870	1.78%
Savings deposits	680,418	398	0.24%
Time deposits	1,228,401	9,506	3.14%
Total interest bearing deposits	5,297,569	24,774	1.90%
Repurchase agreements	204,173	1,025	2.04%
FHLB advances	271,784	2,335	3.48%
Subordinated debt	60,030	1,170	7.90%
Jr. subordinated debentures	27,645	468	6.87%
Other debt	6,665	63	3.83%
Total borrowings	570,297	5,061	3.60%
Total interest bearing liabilities	5,867,866	29,835	2.06%

NONINTEREST BEARING LIABILITIES
Demand deposits	1,393,882	Avg Cost of Funds	1.67%
Other liabilities	59,124
Stockholders' equity	1,008,214

Total liabilities & stockholders' equity	$8,329,086

Net Interest Earnings / Spread		$71,581	3.30%

Tax effected yield on interest earning assets			3.78%

Net interest margin, tax equivalent is a non-GAAP financial measure. Refer to reconciliation to the comparable GAAP measure.

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in thousands, except per share data, unaudited)

	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2025	2025	2025	2025

Net interest income as reported	$70,785	$66,530	$66,363	$63,863	$59,409
Net interest income, (tax equivalent)	71,581	67,314	67,143	64,634	60,162
Average earning assets	7,670,723	7,168,176	7,014,675	6,975,783	6,769,858
Net interest margin (tax equivalent)	3.78%	3.73%	3.80%	3.72%	3.60%

Common stockholder's equity	$1,076,626	$958,692	$932,179	$894,140	$870,949
Goodwill and intangibles, net	277,347	253,016	255,217	255,547	258,671
Common shares outstanding	26,609	23,986	23,997	23,989	23,982
Tangible Book Value per common share	$30.04	$29.42	$28.21	$26.62	$25.53
Accumulated other comprehensive loss (AOCI)	(108,708)	(101,301)	(110,012)	(130,710)	(136,097)
Adjusted tangible book value per common share	$34.12	$33.64	$32.79	$32.07	$31.21

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in thousands, except per share data, unaudited)

	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
Adjusted earnings Reconciliation
Net Income – GAAP	$26,327	$23,678	$22,462	$23,438	$22,171
Adjustments (post-tax) (1)
Net (gain)/loss on securities sales	(16)	314	1,525	–	143
Net loss on subordinated debt repayment	–	237	–	–	–
Net loss on other investments	422	349	–	–	–
Technology project expenses	25	761	360	246	728
Net gain on real estate	–	(443)	(1,033)	–	–
Severance expense	–	–	15	–	–
Integration and acquisition expenses	1,690	434	13	3	41
Total adjustments (non-GAAP)	$2,122	$1,652	$880	$249	$912

Adjusted earnings – non-GAAP	$28,449	$25,330	$23,342	$23,687	$23,083
Adjusted diluted earnings per share (non-GAAP)	$1.14	$1.06	$0.97	$0.99	$0.96
Adjusted return on average assets (non-GAAP)	1.37%	1.30%	1.21%	1.23%	1.23%
Adjusted return on average common equity (non-GAAP)	11.29%	10.71%	10.34%	10.80%	10.78%

Efficiency Ratio Reconciliation
Noninterest expense – GAAP	$60,725	$55,867	$57,146	$54,762	$54,472
Other real estate owned property income (expense)	(212)	(76)	(217)	(75)	(101)
Amortization of intangibles	(3,301)	(2,963)	(3,128)	(3,121)	(3,231)
Gain/(loss) on real estate	–	560	(95)	–	–
Severance expense	–	–	(19)	–	–
Technology project expense	(32)	(963)	(456)	(311)	(921)
Integration and acquisition expenses	(2,139)	(549)	(17)	(4)	(52)
Adjusted noninterest expense (non-GAAP)	$55,041	$51,876	$53,214	$51,251	$50,167

Net interest income – GAAP	$70,785	$66,530	$66,363	$63,863	$59,409
Effect of tax-exempt income (1)	796	784	780	771	753
Adjusted net interest income (non-GAAP)	$71,581	$67,314	$67,143	$64,634	$60,162

Noninterest income – GAAP	$26,441	$21,685	$22,909	$23,593	$24,864
Gain on real estate sales	–	–	(1,403)	–	–
Net (gain)/loss on securities sales	(20)	398	1,930	–	181
Net loss on subordinated debt repayment	–	300	–	–	–
Net loss on other investments	534	442	–	–	–
Adjusted noninterest income (non-GAAP)	$26,955	$22,825	$23,436	$23,593	$25,045

Adjusted total revenue (non-GAAP)	$98,536	$90,139	$90,579	$88,227	$85,207

Efficiency ratio (non-GAAP)	55.86%	57.55%	58.75%	58.09%	58.88%

(1) Nonrecurring items (post-tax) and tax-exempt income are calculated using an estimated effective tax rate of 21%.